Exhibit 10.2

AMENDMENT No. 2 TO
EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement dated as of April 9, 2019 (this “Amendment”) is entered into by and between Anika Therapeutics, Inc., a Delaware corporation (the “Company”), and Sylvia Cheung (the “Executive”), and relates to the Employment Agreement effective as of March 22, 2010 and amended as of December 8, 2010 (the “Agreement”), between the Company and the Executive.

The Board of Directors of the Company approved certain changes to the Agreement at a regularly-scheduled meeting on January 29, 2019. The Company and the Executive desire to amend the Agreement as set forth herein regarding such changes to the Executive’s Agreement. Section 17 of the Original Agreement provides that the Original Agreement may be modified only by a written instrument duly executed by both parties to the Original Agreement.

Now, Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows with respect to the Agreement, all effective as of the date hereof:

1.       Section 5(b) of the Original Agreement is amended in its entirety as follows:

“(b)    Termination by the Company Without Cause or by the Executive with Good Reason.  If the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates her employment for Good Reason as provided in Section 4(e), then the Company shall, through the Date of Termination, pay the Executive her Accrued Benefit. If the Executive signs a general release of claims in a form and manner satisfactory to the Company (the ‘Release’) within 45 days of the receipt of the Release (which shall be provided no later than within two business days after the Date of Termination) and does not revoke such Release during the seven-day revocation period,

(i)       the Company shall pay the Executive an amount (the ‘Severance Amount’) equal to the sum of (A) the Executive’s current Base Salary plus (B) the Executive’s target annual bonus for the fiscal year in which the Date of Termination occurs. The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months, beginning within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount will commence to be paid in the second calendar year. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’), each installment payment is considered a separate payment. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 8 of this Agreement, all payments of the Severance Amount shall immediately cease; and

(ii)       subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Executive may continue to participate in the Company’s group health, dental and vision program for 12 months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (‘COBRA’); provided, however, that if the Company determines necessary to avoid any adverse tax or other consequences for the Executive or the Company, the Company may instead pay to the Executive on a monthly basis during the period covered by this Section 5(b)(ii) an amount equal to the difference between the applicable COBRA premium and the applicable active employees’ rate for the coverage.”

2.       Sections 6(a)(i)(1) and (2) of the Original Agreement are amended in their entirety as follows:

“(A)       Subject to the signing of the Release by the Executive within 45 days of the receipt of the Release (which shall be provided no later than two business days after the Date of Termination) and not revoking the Release during the seven-day revocation period, the Company shall pay the Executive a lump sum in cash in an amount (the ‘Change in Control Severance Amount’) equal to 1.5 times the sum of (I) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (II) the Executive’s target annual bonus for the current fiscal year (or if higher, the target annual bonus for the fiscal year immediately prior to the Change in Control). The Change in Control Severance Amount shall be paid to the Executive by the 60th day after the later of the date of the Change in Control and the Date of Termination; provided, however, that (x) if the Date of Termination occurs during the three-month period before the Change in Control, the payment under this Section 6(a)(i)(A) shall be reduced by any payments made under Section 5(b)(i) before the date of the Change in Control; and (y) to the extent that the Company determines necessary to comply with Section 409A of the Code, all or a portion of the payments under this Section 6(a)(i)(A) shall be made on the schedule set forth in Section 5(b)(i) rather than in a lump sum.

(B)       The Company shall pay to the Executive in a cash lump sum by the 60th day after the later of the date of the Change in Control and the Date of Termination, an amount equal to 18 times the excess of (I) the monthly premium payable by former employees for continued coverage under COBRA for the same level of coverage, including dependents, provided to the Executive under the Company’s group health benefit plans in which the Executive participates immediately prior to the Date of Termination over (II) the monthly premium paid by active employees for the same coverage immediately prior to the Notice of Termination.”

3.       Section 6(a)(ii) of the Original Agreement is amended in its entirety as follows:

“(ii)    Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement:

(A)              All stock options and other stock-based awards held by the Executive that were granted before January 29, 2019 shall immediately accelerate and become fully exercisable or nonforfeitable as of the effective date of such Change in Control. If any such award includes a performance-based vesting condition, vesting shall be based on the greater of assumed target performance or actual performance measured through the date of the Change in Control; and

(B)              All stock options and other stock-based awards held by the Executive that were granted on or after January 29, 2019, (x) if assumed or continued by the successor in the Change in Control (as set forth in Section 15.2.1(b) of the Company’s 2017 Omnibus Incentive Plan, or any similar provision in any successor plan), and the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) or the Executive terminates his employment for Good Reason as provided in Section 4(e), in either case within 3 months prior to or 12 months after the Change in Control, shall immediately accelerate and become fully exercisable or nonforfeitable upon the later of the Date of Termination or the effective date of the Change in Control, and (y) if not assumed or continued by the successor in the Change in Control, shall become fully vested and exercisable upon the effective date of the Change in Control as provided in Section 6(a)(ii)(A). In that regard, for any such award that includes a performance-based vesting condition, vesting shall be based on the greater of assumed target performance or actual performance measured through the date of accelerated vesting.

For the avoidance of any doubt, the provisions of this Section 6(a)(ii) shall supersede the provisions contained in the applicable award agreements, provided that the provisions of the award agreements will control to the extent such provisions are more favorable to the Executive.”

4.       Section 6(b) of the Original Agreement is amended in its entirety as follows:

“(b)    Section 280G.  If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the ‘280G Payments’) constitute ‘parachute payments’ within the meaning of Section 280G of the Code and would, but for this Section 6(b), be subject to the excise tax imposed under Section 4999 of the Code (the ‘Excise Tax’), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax.  Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. ‘Net Benefit’ shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 6(b) shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code.”

5.       Section 6(c)(ii) of the Original Agreement is amended in its entirety as follows:

“(ii)    the date a majority of the members of the Board is replaced during the longer of (a) any 12-month period or (b) the period covering two consecutive annual meetings of the Company’s stockholders, in either case by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election (other than an endorsement that occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consent by or on behalf of a person other than the Board); or”

6.       The following sentence is added to the end of Section 7(c) of the Original Agreement:

“To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any right to reimbursements or in-kind benefits under the Agreement shall not be subject to liquidation or exchange for another benefit.”

7.       Except as set forth herein, the terms of the Original Agreement are unchanged and remain in full force and effect.

In Witness Whereof, the parties hereby execute this Amendment as of the date first written above.

Anika Therapeutics, Inc.

By:	/s/ Joseph Darling
	Name:	Joseph Darling
	Title:	President and Chief Executive Officer

Sylvia Cheung

/s/ Sylvia Cheung

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